EXHIBIT 99.1

                              For Immediate Release

                                   MPLC, Inc.
         Bankruptcy administrator announces a one time cash distribution of bankruptcy proceeds.

October 20, 2005, New York, NY. The bankruptcy administrator for MPLC, Inc. ( FKA - The Millbrook Press, Inc.- ticker symbol MILB- pink sheets ) today informed the Company that he will make a one-time cash distribution of approximately $0.45 per share of common stock eligible for such distribution to shareholders of record as of October 31, 2005, subject to bankruptcy court approval of the satisfaction of negotiated creditor's claims. Such distribution will not be paid on shares purchased by the Company's controlling shareholder pursuant to the stock purchase agreement dated January 24, 2005, including any of such shares that have been transferred by the controlling shareholder.

This distribution of funds is the final step in the bankruptcy process which began in February 2004 when the Company sought protection under Federal Bankruptcy Laws. The Company has paid or provided for all post-petition administrative claims and all pre-petition secured and unsecured claims and this distribution will represent funds remaining after satisfaction of such expenses and claims.

The bankruptcy administrator has informed the Company that he expects the distribution to take place on or prior to December 20, 2005. Once this distribution is made the Company's shareholders will have no further claims to any bankruptcy proceeds.

ABOUT THE COMPANY

MPLC, Inc. is a shell company that intends to seek to acquire assets or shares of an entity engaged in a business that generates, or has the potential of generating revenues, in exchange for securities of the Company. The Company's controlling shareholder and sole officer is Isaac Kier, who has been involved with other public shell companies seeking to take private companies public through reverse merger transactions.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this press release discuss future expectations or state other forward-looking information. In this press release, forward-looking statements are generally identified by the words such as "anticipate", "plan", "believe", "expect", "estimate", and the like. Forward-looking statements involve future risks and uncertainties, and there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. A reader, whether investing in the Company's securities or not, should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Important factors that may cause actual results to differ from projections include the success or failure of the bankruptcy administrator to obtain bankruptcy court approval of negotiated creditor's claims.